Exhibit 99.1
LIVE NATION REPORTS FOURTH QUARTER
AND FULL-YEAR 2005 FINANCIAL RESULTS
- Company Completed Spin-off During Fourth Quarter -
- Restructuring Charges Relating to Realignment Complete -
- Company Repurchased 1.5 Million Shares during Fourth Quarter -
LOS ANGELES, CALIFORNIA – February 21, 2006 – Live Nation (NYSE: LYV), a leading live content and distribution company, announced today fourth quarter and full-year financial results for the periods ending December 31, 2005. Live Nation will discuss these results on a conference call and web cast today at 11:00 AM Eastern Time. A live broadcast of the conference call will be available on the company’s website, located at www.livenation.com.
“The fourth quarter of 2005 represented a new beginning for our company.” said Michael Rapino, Live Nation’s Chief Executive Officer. “We entered the public markets on December 22nd as an independent company under new leadership, with a new strategy, identity and a strong balance sheet. Our primary focus during the fourth quarter was on rightsizing our cost structure and tightening our strategic and operational focuses. We exited non-core businesses, reduced our workforce by 10% and streamlined our reporting structure, realigning 12 separate business units into six.”
“In short, our new strategy is to provide value to artists and fans before, during and after the live event. By expanding our relationships with our customers beyond the two hour experience of the show, we believe we can further unlock value in our key assets: our 149 venues, that we own, manage or book, our global and national touring platform, and the 60 million fans who attend our events. In addition, we believe the establishment of the Live Nation brand will open up new marketing opportunities for both our artist and advertising partners. Going forward, we will focus our resources on maximizing the high margin opportunities within all of our businesses.”
“We are also focused on unlocking the value of our distribution network of 149 venues around the world. In fact, one of the new business units we created is charged with maximizing the performance of our venue portfolio. Initial areas of focus will include evaluating our geographic footprint, our mix of venue properties by type and size, as well as determining the current market value of our real estate property. Under this new structure, we also expect to realize operational improvements as we look to improve the overall experience for our customers by expanding on the quality, as well as the types, of services we provide.”
“Overall, during the 4th quarter of 2005 and the last two months we have made significant strides in laying the groundwork for the long-term success of our company. However, there is still much work ahead. The balance of 2006 will represent a period of implementation and execution for Live Nation. In the years ahead, we expect our new strategic direction will unlock and create new opportunities for our partners, customers and ultimately, our shareholders. With the benefit of a strong balance sheet, we also have the financial flexibility to invest in our business and pursue growth opportunities that enhance shareholder value over the long-term. We look forward to keeping you updated on our progress.”
On December 21, 2005, Live Nation, Inc., formerly CCE Spinco, Inc., was spun-off from Clear Channel Communications through a tax free distribution of shares to shareholders of Clear Channel Communications. For the period prior to the spin-off, the financial information provided represents the combined historical results of operations for Clear Channel Entertainment prepared on a stand-alone basis for the live entertainment segment and sports representation business of Clear Channel Communications and include allocation of expenses from Clear Channel Communications. At the date of the spin-off, Clear Channel Communications contributed its ownership interest in Clear Channel Entertainment to Live Nation, Inc.
Fourth Quarter 2005 Financial Results
Revenues for the fourth quarter of 2005 were $752.3 million, an increase of $208.1 million, or 38.2%, as compared to the fourth quarter of 2004. Revenue growth is primarily due to an increase in global music and other operations of $205.0 million and $10.4 million, respectively. These increases were partially offset by a decrease in global theater of $7.3 million.
The increase in global music revenue reflects an increase in the number of arena and other larger events as compared to the same period of 2004 including artists such as U2, Paul McCartney and the Eagles. Other revenues are higher for fourth quarter of 2005 as compared to the fourth quarter of 2004 due primarily to increased sales of DVDs, such as Spike TV’s Joes vs. Pros and Motley Crue-Carnival of Sins, and new touring productions. The reduction in Theater revenue arises from less international tours and lower attendance in fourth quarter of 2005 as compared to the same period of 2004.
Combined operating loss for the fourth quarter of 2005 was $62.8 million, an increased loss of $42.6 million, as compared to the fourth quarter of 2004. This was due to increased losses/reduced operating profits in global music, global theater and other operations of $20.3 million, $12.0 million and $7.7 million, respectively, as well as an increase in corporate operating losses of $2.5 million.
The increased losses in global music were a result of $4.0 million of litigation contingencies and expenses, $12.2 million of expenses related to reorganization of business units and reductions in personnel and a $3.2 million write off of advances on certain music projects. Depreciation in global music also increased by $2.1 million primarily due to advancing depreciation on assets for which we have determined the useful life to be shorter than originally expected.
The $12.0 million decline in global theater’s operating results was due to $10.1 million of reorganization and severance expenses and the reduction in international productions revenue discussed above.
The $7.7 million increase in losses from other operations in the quarter arose from $3.6 million of reorganization and severance expenses and a $4.5 million increase in the loss on sale of operating assets.
Corporate operating loss for the fourth quarter of 2005 was $15.1 million, an increase of $2.5 million as compared to the fourth quarter of 2004. This increase in Corporate is due to $1.0 million in severance related costs and $3.9 million increase in litigation related expenses, partially offset by lower compensation expense due to terminated employees and lower allocation of management expenses and royalty expenses from Clear Channel Communications.
Interest expense for the fourth quarter of 2005 totaled $3.4 million, as compared to $.9 million for the fourth quarter of 2004. The Company also had interest expense with Clear Channel Communications during the period of $10.7 million, as compared to $9.8 million for the fourth quarter of 2004. This increase in interest expense was primarily the result of interest related to the addition of Live Nation’s Term Loan and Redeemable Preferred Stock as of the date of the spin-off of $.7 million and interest related to a contingent purchase price payment related to a prior acquisition of $1.1 million. The increase in interest to Clear Channel Communications was due to an increase in the debt balance prior to the spin-off.
For the fourth quarter of 2005, we recorded a current income tax benefit of $41.1 million as compared to $13.3 million for the fourth quarter of 2004. This increase in current tax benefit is due primarily to taxable losses incurred during the period and prior to the spin-off, which were able to be utilized in consolidation with Clear Channel Communications. For the fourth quarter of 2005, deferred tax expense was $99.7 million as compared to $16.6 million for the fourth quarter of 2004. This increase of $83.1 million is primarily due to a valuation allowance of $77.2 million recorded during the period and after the spin-off related to Live Nation’s deferred tax asset. As a subsidiary of Clear Channel Communications, taxable losses of the Company’s subsidiaries were able to be utilized under a consolidated income tax return with

Clear Channel Communications. After the spin-off, the deferred tax asset of Live Nation, Inc. had to be evaluated on a stand-alone basis based on prior historical taxable income. Since Live Nation, Inc. has had a history of taxable losses, we were required to record a valuation allowance against this asset.
Net loss for the fourth quarter of 2005 was $134.9 million, or ($2.02) per share, on a basic and diluted basis, as compared to the net loss of $34.8 million for the fourth quarter of 2004 for the reasons discussed above.
Full-Year 2005 Financial Results
Combined revenues for full-year 2005 were $2.9 billion, an increase of $130.7 million, or 4.7%, compared to the same period of 2004. Revenue growth is due to an increase in global music, global theater and other operations of $120.3 million, $3.0 million and $7.4 million, respectively. The increase in global music is driven primarily by the improvement in the fourth quarter discussed above.
Combined operating loss for the full-year 2005 was $13.2 million as compared to operating income of $59.0 million for the full-year 2004. This decline of $72.2 million in operating results is driven by reductions in operating income/increases in operating losses in global music, global theater and other of $28.9 million, $22.3 million and $.5 million, respectively, and an increase in Corporate operating losses of $20.5 million.
The full year reduction of $28.9 million in global music’s operating income is principally driven by $11.3 million of higher litigation contingencies and expenses and $12.2 million of costs related to severances and reorganization of the business. In addition, we experienced a decline in the number of events across our domestic amphitheaters as compared to last year.
The $22.3 million decline in global theater’s operating results includes $10.5 million of severance and other reorganization costs, as well as $1.3 million of increased litigation contingencies and expenses. During 2005, write-offs of advances on certain theater productions increased $5.5 million and the segment also experienced reduced attendance and show profits.
The $0.5 million increase in operating losses of other operations is driven by $5.6 million of severance and other reorganization costs and $10.2 million of increased litigation expenses. The impact of these items was offset by growth in the motor sports business, reduced losses in various marketing activities as compared to fourth quarter of 2004, and a reduced loss on sale of operating assets. The loss on sale incurred in 2004 was related to the sale of our international leisure center operations.
Corporate operating losses for full-year 2005 were $56.8 million, an increase of $20.5 million compared to the same period of 2004. The increase in Corporate is primarily due to a $4.7 million increase in severance related costs and a $16.4 million increase in litigation related expenses.
Interest expense for full-year 2005 totaled $6.1 million with outside entities and $46.4 million with Clear Channel Communications, as compared to $3.1 million and $42.4 million, respectively, for full-year 2004. The increase is related to the changes in the debt balance with Clear Channel Communications and our new Term Loan and Redeemable Preferred Stock.
Current income tax benefit for full-year 2005 was $53.0 million, a decrease of $2.9 million compared to the same period of 2004. Deferred income tax expense was $114.5 million, an increase of $60.1 million, or 110.5%, compared to the same period of 2004. This increase in deferred tax expense is primarily due to the $77.2 million valuation reserve recorded in the fourth quarter of 2005.
Net loss for full-year 2005 was $130.6 million, or ($1.96) per share, as compared to net income of $16.3 million for full-year 2004 for the reasons discussed above.
Share Repurchase
On December 22, 2005, Live Nation’s Board of Directors authorized a $150 million share repurchase program, authorized through December 31, 2006. As of December 31, 2005, Live Nation had purchased 1.5 million shares for an aggregate purchase price of $18.0 million, including commissions and fees, at an average price of $11.95 per share. Subsequent to the fourth quarter of 2005, the company has purchased an additional 1.9 million shares for an aggregate purchase price of $24.7 million, including commissions and fees, at an average price of $13.22 per share.
Live Nation will continue to base its decisions on amounts of repurchases and their timing on such factors as the stock price, general economic and market conditions and the Company’s debt levels. The repurchase program may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be held as treasury shares.
Other Significant Events During and Subsequent to the Fourth Quarter
•	On December 21, 2005 the company completed its spin-off from Clear Channel Communications (“CCU”) and entered into several agreements with CCU related to this transaction, completed its $610.0 million credit agreement and announced its board of directors.

•	On January 9, 2006 the company formally changed its name to Live Nation, Inc., from CCE Spinco, Inc.

•	On January 25, 2006 the company announced a 15-year agreement to manage and promote the world famous Wembley Arena in London.

•	On January 26, 2006, the company announced the sale of a portion of its sports talent representation business assets located in Los Angeles to Arn Tellem.
Conference Call
The company will also host a teleconference to discuss its fourth quarter and full-year 2005 financial results today at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2785 ten minutes prior to the start time. The teleconference will also be available via live webcast under the “About Us” portion of the company’s website located at www.livenation.com.
If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, February 28, 2006, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7000639. The webcast will also be archived on the company’s website for 30 days.

About Live Nation
Live Nation is a leading live content and distribution company focused on creating superior experiences for artists, performers, corporations and fans. Live Nation owns, operates or has booking rights for 149 venues worldwide and promoted or produced over 28,500 events in 2005. Live Nation is headquartered in Los Angeles, California. Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV”. More information about Live Nation and its businesses is available at www.livenation.com.
# # #

Contacts:
Investors:	Press:
John Buckley/Jonathon Lesko	Ray Yeung
Brainerd Communicators	Brainerd Communicators
(212) 986-6667	(212) 986-6667
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “believe”, “expect”, “anticipate”, “plans”, and “estimates”, and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, those described in Live Nation’s Form 10 and in the company’s other filings with the SEC. Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
(See attached financial statements)

	Three months ended			Twelve months ended
(in thousands, except per share data)	December 31,			December 31,
	2005	2004	% Change	2005	2004	% Change
	Unaudited	Unaudited		Unaudited

Income Statement

Revenue	$752,257	$544,249	38.2%	$2,936,845	$2,806,128	4.7%

Divisional operating expenses	779,201	537,508	45.0%	2,829,832	2,645,293	7.0%
Depreciation and amortization	18,230	16,596	9.8%	64,622	64,095	0.8%
Loss (gain) on sale of operating assets	5,285	(1,029)	N/A	4,859	6,371	(23.7)%
Corporate expenses	12,324	11,409	8.0%	50,715	31,386	61.6%

Operating Income (Loss)	(62,783)	(20,235)	210.3%	(13,183)	58,983	N/A

Interest expense	3,388	921	267.9%	6,059	3,119	94.3%

Interest expense with Clear Channel Communications	10,718	9,805	9.3%	46,437	42,355	9.6%

Equity in earnings (loss) of nonconsolidated affiliates	(433)	(325)	33.2%	(276)	2,906	N/A
Other income (expense) — net	981	(253)	N/A	(3,176)	(1,690)	87.9%

Income (loss) before income taxes	(76,341)	(31,539)	142.1%	(69,131)	14,725	N/A

Income tax benefit (expense):
Current	41,050	13,313	208.3%	53,025	55,946	(5.2)%
Deferred	(99,654)	(16,603)	500.2%	(114,513)	(54,411)	110.5%

Net Income (loss)	$(134,945)	$(34,829)	287.5%	$(130,619)	$16,260	N/A

Net income (loss) per share of common stock:

Basic	$(2.02)	—		$(1.96)	—
Diluted	$(2.02)	—		$(1.96)	—

Weighted Average Shares Outstanding	66,809				66,809

Divisional Analysis

Revenue:
Global Music	$612,933	$407,935	50.3%	$2,321,302	$2,201,007	5.5%
Global Theater	83,773	91,103	(8.0)%	317,038	313,974	1.0%
Other	55,551	45,211	22.9%	298,505	291,147	2.5%

Consolidated Revenue	$752,257	$544,249	38.2%	$2,936,845	$2,806,128	4.7%

Operating Income:
Global Music	$(29,082)	$(8,812)	230.0%	$56,522	$85,457	(33.9)%
Global Theater	(4,040)	8,023	N/A	(1,298)	20,996	N/A
Other	(14,554)	(6,866)	112.0%	(11,631)	(11,147)	4.3%
Corporate	(15,107)	(12,580)	20.1%	(56,776)	(36,323)	56.3%

Consolidated Operating Income (loss)	$(62,783)	$(20,235)	210.3%	$(13,183)	$58,983	N/A

OIBDAN (see non-GAAP measures):

Consolidated OIBDAN	$(39,747)	$(4,345)	814.8%	$57,554	$130,533	(55.9)%

(in thousands)	Year ended December 31,
			%
Balance Sheet Data:	2005	2004	Change
Cash	$403,716	$179,137	125.4%
Total Current Assets	$755,692	$472,557	59.9%
Net Property, Plant & Equipment	$808,919	$793,316	2.0%
Total Assets	$1,776,584	$1,478,706	20.1%
Current Liabilities (excluding current portion of long term debt)	$675,915	$578,131	16.9%
Long Term Debt (including current portion of long term debt)	$366,841	$650,675	(43.6)%
Redeemable Preferred Stock	$40,000	—	N/A
Shareholder’s/Owner’s Equity	$636,700	$156,976	305.6%

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	% Change	2005	2004	% Change
	Unaudited	Unaudited		Unaudited

Cash Flow Data:
Net cash provided by operations	11,710	31,341	(62.6)%	13,913	119,898	(88.4)%
Net cash used in investing activities	(33,446)	(19,414)	72.3%	(106,049)	(84,076)	26.1%
Net cash provided by (used in) financing activities	188,820	(21,077)	N/A	345,438	23,254	1385.5%
Capital Expenditures:
Maintenance expenditures				$56,325	$31,474	79.0%
New venue expenditures				36,195	41,961	(13.7)%

Total				$92,520	$73,435	26.0%

Free Cash Flow (see non-GAAP measures):
Net cash provided by operations				$13,913	$119,898	(88.4)%
less: maintenance capital expenditures				56,325	31,474	79.0%

Free Cash Flow				$(42,412)	$88,424	N/A

Reconciliation of OIBDAN to Operating Income (loss) and Net Income (loss) — Consolidated

OIBDAN	$(39,747)	$(4,345)		$57,554	$130,533
Depreciation and amortization	18,230	16,596		64,622	64,095
Loss (gain) on sale of operating assets	5,285	(1,029)		4,859	6,371
Non-cash compensation expense	(479)	323		1,256	1,084

Operating Income (loss)	$(62,783)	$(20,235)		$(13,183)	$58,983

Interest expense	3,388	921		6,059	3,119
Interest expense with Clear Channel
Communications	10,718	9,805		46,437	42,355
Equity in earnings (loss) of
nonconsolidated affiliates	(433)	(325)		(276)	2,906
Other income (expense) — net	981	(253)		(3,176)	(1,690)

Income (loss) before income taxes	(76,341)	(31,539)		(69,131)	14,725

Income tax benefit (expense):
Current	41,050	13,313		53,025	55,946
Deferred	(99,654)	(16,603)		(114,513)	(54,411)

Net Income (loss)	$(134,945)	$(34,829)		$(130,619)	$16,260

Explanation of non-GAAP measures
1.	OIBDAN – The Company uses OIBDAN (operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense) to evaluate the performance of its operating segments. The Company believes that information about OIBDAN assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Accordingly, OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented above may not be comparable to similarly titled measures of other companies.

2.	Free Cash Flow – The Company uses free cash flow (cash flow from operations less maintenance capital expenditures), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make acquisitions and repurchase shares. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles.